Exhibit 3.27

ARTICLES OF ORGANIZATION

OF

ENERGYSOLUTIONS WATER SYSTEM, LLC

Pursuant to the Utah Revised Limited Liability Company Act, Utah Code Ann § 48-2c-l0l et seq (the “Act”), the undersigned hereby adopts the Articles of Organization for ENERGYSOLUTIONS WATER SYSTEM, LLC as follows

ARTICLE I

NAME

The name of this limited liability company is EnergySolutions Water System, LLC (the “Company”)

ARTICLE II

DURATION

The period of the Company’s duration is for a term of ninety-nine (99) years from the date hereof or until dissolved pursuant to the Utah Code, unless extended by the unanimous consent of all members

ARTICLE III

PURPOSES

The Company is organized for the purpose

(a) Of engaging in all lawful business enterprises, transactions and investments in which a limited liability company organized under the laws of the State of Utah might do or in which it might engage

Date Receipt Number Amount paid	04/10/2006 1759308 $52.00

ARTICLE IV

DESIGNATED OFFICE, REGISTERED OFFICE AND REGISTERED AGENT

The address of the Company’s designated office shall be

423 West 300 South, Suite 200
Salt Lake City, Utah 84101

The address of the Company’s initial registered office is

215 South State Street, Suite 1200
Salt Lake City, Utah 84111

The name of the initial registered agent of the Company is

Fabian & Clendenin

ARTICLE V

APPOINTMENT OF DIRECTOR

The Director of the Utah Division of Corporations and Commercial Code is appointed as the Company’s registered agent in the event that the registered agent has resigned, its authority has been revoked, or the agent cannot be found or served with the exercise of reasonable diligence

ARTICLE VI

MANAGEMENT

The Company shall be managed by its Member or Members The name and address of the initial Member is

EnergySolutions, LLC
423 West 300 South, Suite 200
Salt Lake City, Utah 84101

ARTICLE VII

ADJUSTMENTS AND TRANSFERS OF MEMBERS’ INTERESTS

The interests of the members of the Company may be adjusted, transferred, or assigned, and additional members may be admitted to the Company only as provided in the Operating Agreement, or the Act if the company has no Operating Agreement

ARTICLE VIII

DISSOLUTION AND CONTINUATION

The Company shall be dissolved upon the occurrence of the events specified within Section 48-2c-1201 of the Act, provided that the continuation of the business of the Company after the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a member, or upon the occurrence of any other event that terminates the continued eligibility for membership of a member in the Company, shall requite the consent of the manager(s) within ninety (90) days of the event of termination

ARTICLE IX

INDEMNIFICATION

The Company shall indemnify to the fullest extent permitted by the Act any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, she, or it is or was a member or manager of the Company

DATED this 10th day of April, 2006

By	/s/ James C Waddoups
James C Waddoups, Organizer 215 South State Street, Suite 1200 Salt Lake City, Utah 84111

ENERGYSOLUTIONS WATER SYSTEM, LLC

REGISTERED AGENT

The initial registered agent of the Company is Fabian & Clendenin, whose signature affixed hereto signifies acceptance of the duties of registered agent

/s/ James C Waddoups
FABIAN & CLENDENIN
By James C Waddoups

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